Exhibit 5.2

JONES DAY

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190

TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212

August 22, 2012

Molycorp, Inc.

5619 Denver Tech Center Parkway

Suite 1000

Greenwood Village, Colorado 80111

Re:	27,600,000 Shares of Common Stock of Molycorp, Inc.

Ladies and Gentlemen:

We have acted as counsel for Molycorp, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 13,800,000 shares (the “Company Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company and the issuance and sale of up to 13,800,000 shares (the “Borrowed Shares” and, together with the Company Shares, the “Securities”) of Common Stock that the Company may loan to Morgan Stanley Capital Services LLC (the “Borrower”) pursuant to a Share Lending Agreement, dated as of August 17, 2012 (the “Share Lending Agreement”), by and between the Company and the Borrower, in each case pursuant to an Underwriting Agreement, dated as of August 17, 2012 (the “Underwriting Agreement”), by and between the Company and Morgan Stanley & Co. LLC.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Company Shares, upon their issuance and sale in in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The Borrowed Shares, upon their issuance and delivery in accordance with the terms of the Share Lending Agreement and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

For the purpose of the opinion expressed in paragraph 2, we have assumed that the resolutions authorizing the Company to issue and deliver the Borrowed Shares pursuant to the Share Lending Agreement and the Underwriting Agreement will be in full force and effect at all times at which the Borrowed Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

ALKHOBAR • ATLANTA • BEIJING • BOSTON • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DUBAI DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID MEXICO CITY • MILAN • MOSCOW • MUNICH • NEW YORK • PARIS • PITTSBURGH • RIYADH • SAN DIEGO SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Molycorp, Inc. August 22, 2012 Page 2	JONES DAY

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-183336) (the “Registration Statement”), filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day